UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2016

LGI HOMES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36126	46-3088013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1450 Lake Robbins Drive, Suite 430, The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 362-8998

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On September 12, 2016, LGI Homes, Inc. (the “Company”) entered into the First Amendment to Amended and Restated Credit Agreement dated as of September 12, 2016 (the “First Amendment”) with the Lenders (as defined in the First Amendment), and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”). Capitalized terms not defined in this Current Report on Form 8-K (this “Current Report”) shall have the meanings given to such terms in the Amended and Restated Credit Agreement dated as of May 27, 2016 (the “A&R Credit Agreement”), by and among the Company, each of the financial institutions initially a signatory thereto, the Administrative Agent, Wells Fargo Securities, LLC, as sole lead arranger and sole bookrunner, and Deutsche Bank Securities Inc. and Fifth Third Bank as documentation agents.

The First Amendment modified the restrictive covenant on permitted Indebtedness in the A&R Credit Agreement by allowing the Company or a Subsidiary to incur Indebtedness in the nature of deferred purchase price (including earnout, deferred additional payment or similar incentive arrangements) owed to the sellers of Land not to exceed $4.0 million in the aggregate outstanding at any given time (“Permitted Deferred Purchase Price Debt”). The First Amendment also amended the definitions of Borrowing Base, Eligible Property and Permitted Liens in the A&R Credit Agreement, among other defined terms, to allow for Permitted Deferred Purchase Price Debt.

The foregoing description of the material terms of the First Amendment is qualified in its entirety by reference to the First Amendment, which is filed as Exhibit 10.1 to this Current Report and incorporated herein by reference. A copy of the A&R Credit Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 2, 2016.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
10.1
First Amendment to Amended and Restated Credit Agreement, dated as of September 12, 2016, by and among LGI Homes, Inc., the Lenders (as defined in the First Amendment), and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LGI Homes, Inc.

Date: September 12, 2016	By:	/s/ Eric T. Lipar
Eric T. Lipar
Chief Executive Officer and Chairman of the Board